Exhibit 10.9

常州恒茂电源科技有限公司 Changzhou Hengmao Power Battery Technology Co., Ltd.

Agency Agreement on Contracting Lithium Battery Powered Electric Bicycle

Contract No.: CZHM20181226-D1

Place of Signing: Changzhou, Jiangsu

Date: December 26, 2018

Supplier (Party A): Changzhou Hengmao Power Battery Technology Co., Ltd.

Address: Wujian Industrial Park, No. 86, West of Wujin Avenue, Wujin District, Changzhou, Jiangsu Province

Tel.: 0519-86223321

Contract Person: Chen Heng-long

Contractor (Party B): Zhu Guo-qing

ID Card No.: 330222196809081953

Address: Room 1501, Building 2, Jiangnan Jiayuan Garden, Yingbin Road, Tianning District, Changzhou

Party A and Party B reach the following terms and conditions on lithium battery powered electric bicycle lease through friendly discussions based on the principle of good faith, free will, cooperation and mutual benefits:

I. Product name, model and rent:

Serial No.	Product Name	Model	Rent (RMB/Month/Bicycle)
1	Lithium Battery Powered Electric Bicycle	Tangshi Brand	RMB250
Note: Party A's guiding price for bicycle rent is RMB 450/month/bicycle, and the contracting settlement price for Party B is RMB250/month/bicycle.

II.	Term of the agreement: January 1, 2019 - December 31, 2019

III.	Liabilities and obligations of Party A

1. Party A shall deliver electric bicycles for lease with complete licenses to Party B and provide sufficient batteries for exchange. Party B shall plan the dispatch and operation of the batteries. Where additional batteries are required for special needs, Party A's permission shall be obtained in advance and the settlement shall be conducted separately.

2. Party A shall, in accordance with the China national standards for "three guarantees", provide the repair for the leased electric bicycles free of charge. Party B shall be responsible for the cost of spare parts not covered by the three guarantees. The price shall be charged according to the standard list provided by the Tangshi Factory, and the maintenance labor shall be borne by Party A.

常州恒茂电源科技有限公司 Changzhou Hengmao Power Battery Technology Co., Ltd.

3. Party A shall ensure that the electric bicycles and batteries provided are safe and reliable in quality, and the batteries provided are fully charged, and the batteries used are regularly inspected to ensure safety.

4. Party A shall not bear any joint liability and any economic compensation liability arising from lease of the bicycles by Party B. Party B shall declare to the lessees that the bicycles shall be used in accordance with the relevant regulations.

5. Party A shall not bear any penalty loss arising from detaining of the bicycles due to violation of the relevant regulations.

6. Party A shall have the right to know the credit and information of the electric bicycle lease applicant, and Party B shall regularly exchange the information of the lease user with Party A.

IV.	Liabilities and obligations of Party B

1. Before the leasee uses the bicycle, Party B shall check whether the bicycle is in good condition and whether the brake and the GPS work normally. If the bicycle is found to have any problem, it is not allowed to be leased. Party A shall be notified to repair it in time.

2. Party B shall instruct the leasee to use the leased bicycle safely, and the lessee shall bear the relevant expenses arising from unreasonable use of the leased bicycle (such as the appearance damage of the bicycle, lamp, rear view mirror or wheel rim collided and deformed, etc.). Party A shall be responsible for the inner tube leakage and damage, and the outer tire damage shall be settled through discussions according to the specific situations.

3. In case of peak demand for battery exchange, Party B shall carry out discussions with Party A on the supply of additional batteries in advance, and the relevant expenses shall be negotiated separately.

4. Party B shall instruct the leasee to abide by the relevant laws and regulations when using the leased bicycle. Where the lessee violates any traffic regulation, he/she shall bear the penalty for violation.

5. Party B shall not buy, sell or mortgage the leased bicycle;

6. Party B shall properly keep the deposits collected from the lessees but shall not use them for other purposes, and Party B shall settle the collected rent with Party A in time.

7. Party A and Party B shall check the number of batteries and electric bicycles regularly to prevent theft and loss. The method and time of stock taking shall be determined by both parties through negotiations, on the premise of not affecting business operation. Where it is found that any battery or electric bicycle is lost due to management problems of Party B during the business operation, Party B shall make compensation to Party A according to the price.

常州恒茂电源科技有限公司 Changzhou Hengmao Power Battery Technology Co., Ltd.

V.	Risks of accidents and settlement of traffic accidents

1. Party B shall inform the electric bicycle lessees of the traffic risks, and instruct them to drive in accordance with the regulations, and bear the risks of bicycle damage and third-party liabilities in the traffic accidents involving the leased bicycle.

2. The GPS working conditions of the bicycle shall be checked when the bicycle is leased, to ensure that it works normally. Where any leased bicycle is stolen or lost otherwise during the term of lease, Party B shall immediately report to the police and notify Party A. By doing so, Party B shall be exempted from the liability for compensation.

VI.	Service commitment during the term of lease:

1. Party A shall guarantee the supply of batteries according to the provisions in Clause 1 of Article III, and try its best to meet the temporary needs of Party B and guarantee to provide services 7 * 24 hours.

2. Party A shall provide support with original accessories (paid/free of charge) as well as appropriate promotions, including the store front decoration and the promotion expenses of various activities. The details shall be negotiated by and between both parties.

VII. Settlement and mode of payment:

1. At the end of each month, both parties shall check the numbers of bicycles and rechargeable batteries used in the current month. After verifying the numbers, Party B shall pay the rent for the previous month before the 5th day in each month and remit it into the account designated by the company.

2. Where Party B fails to make payment more than 7 days after the agreed deadline and there is no reasonable cause for overdue payment after being pushed for payment, Party A shall have the right to terminate the cooperation, and Party B shall bear the losses arising therefrom.

3. Where the product of Party A has any quality problem, be it battery or electric bicycle, Party B shall reserve the right to ask Party A to repair and replace it unconditionally. Where it is temporarily removed from operation, it shall be excluded in the settlement. Where major difficulties in the lease businesses of Party B arise therefrom, Party B shall have the right to terminate this agreement or revise some conditions in this agreement for both parties to continue to cooperate. Within three working days after the termination of this agreement, both parties shall settle the rent arising in the current month, and any other opinions shall be settled according to the principle of consensus through negotiation.

VIII.	Any other issue not covered shall be settled by and between both parties through negotiation.

IX.	This agreement shall come into force after being signed and sealed by both parties. This agreement is made in two sets, and each party shall hold one set, which shall have the same legal effect.

Supplier: Changzhou Hengmao Power Battery Technology Co., Ltd.	Contractor: Zhu Guo-qing
(Signature or Fingerprint of Party B)
Representative: _________________ (Official Seal of Party A) Date: December 26, 2018	Date: December 26, 2018

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